EXHIBIT 5

OPINION AND CONSENT OF MORGAN LEWIS & BOCKIUS LLP

March 5, 2009

Sangamo BioSciences, Inc.

501 Canal Boulevard, Suite A100

Richmond, California 94804

Re:	Sangamo BioSciences, Inc.- Registration Statement on Form S-8 for 4,560,435 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Sangamo BioSciences, Inc., a Delaware Corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) an additional 1,067,900 shares of Common Stock under the Company’s 2000 Employee Stock Purchase Plan (the “Purchase Plan”) and (ii) an additional 3,492,535 shares of Common Stock under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”). All of such shares are collectively referred to herein as the “Shares”.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with respect to the establishment and implementation of the Purchase Plan and the 2004 Plan. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefore received) pursuant to the (a) provisions of option agreements duly authorized under the 2004 Plan and in accordance with the Registration Statement, (b) duly authorized restricted stock units or other stock-based awards under the 2004 Plan and in accordance with the Registration Statement, or (c) duly authorized stock purchase agreements under the Purchase Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2004 Plan, the Purchase Plan or the Shares.

Very truly yours,

/s/ MORGAN LEWIS & BOCKIUS LLP
MORGAN LEWIS & BOCKIUS LLP